Exhibit 23.2

STE 1001-2852 South Parker Street Aurora Colorado USA 800014 Email: li@licpallc.com Tel: 720 908 8349 Web: www.licpaus.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 under the Securities Act of 1933, as amended, and in any related F3 re-sale prospectus of our report dated May 15, 2025, relating to the consolidated financial statements of Mingzhu Logistics Holdings Ltd., which appears in the Annual Report on Form 20-F for the year ended December 31, 2024.

We further consent to the references to our firm under the captions “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement and related F3 re-sale prospectus.

/s/ Li CPA LLC

Colorado, USA

May 23, 2025